UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________

FORM 8-K
__________________

Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 30, 2009

ESSEX PROPERTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

001-13106
(Commission File Number)

Maryland	77-0369576
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of Principal Executive Offices) (Zip Code)

(650) 494-3700
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement

On December 23, 2009, the Board of Directors (the “Board”) of Essex Property Trust, Inc. (the “Company”) approved an amendment (the “First Amendment”) to the Second Amended and Restated Agreement of Limited Partnership, as amended, (the “Partnership Agreement”) of Essex Portfolio, L.P. (the “Partnership”), as to which the Company is the general partner.

The First Amendment relates to Series Z Incentive Units and Series Z-1 Incentive Units (collectively referred to herein as “Z Units”) of the Partnership, which units have been issued to executive officers and other employees of the Company as part of the Company’s compensation program.  Such units automatically convert into common units of the Partnership upon the occurrence of certain triggering events as set forth in the Partnership Agreement.  Common units of the Partnership are exchangeable on a one-for-one basis into shares of the Company’s common stock (“Essex shares”). The First Amendment provides that the Compensation Committee of the Board may set a different date, than is now provided in the Partnership Agreement, for the conversion of Series Z Units into common units of the Partnership and, when such a different date is set, the Compensation Committee may also change the conversion ratio of incentive units and impose restrictions on the exchange and sale of common units and shares of common stock ultimately issued in connection with these incentive units, provided that the holder of such incentive units consents to such changes and restrictions.

The First Amendment also makes certain clarifying changes to the definition of “Series Z-1 Trigger Event”, which definition defines the events that trigger the conversion of Series Z-1 Incentive Units into common units of the Partnership.  The First Amendment allows for the transfer of Series Z Units to certain trusts.   The First Amendment also makes a change relating to LTIP Units, which are another form of incentive units issued from time to time to executive officers and other employees of the Company.   The First Amendment provides that common units of the Partnership, which are issued upon the conversion of LTIP Units, may be subject to restrictions as to when such common units may be exchanged or converted into Essex shares.

The foregoing description of certain terms of the First Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the First Amendment, which is being filed as Exhibit 10.1 to this Current Report on Form 8-K.

Pursuant to the First Amendment, the Compensation Committee has determined to allow holders of Z Units to voluntarily elect for early conversion of their units into common units of the Partnership and in turn into Essex shares. The early conversion is limited to up to the current conversion ratio (the “Conversion Ratchet Percentage” and “Series Z-1 Conversion Ratchet Percentage” as defined in the Partnership Agreement) that existed on January 1, 2009, for the Z Units. This ratio sets the number of common units into which a Z Unit is convertible. Upon issuance, the conversion ratio of Z Units is typically zero and such ratio increases generally by up to 10% each year if performance objectives are met. The Compensation Committee has provided that holders may elect to have early conversion and receive up to that number of common units into which their total holdings of Z Units would be convertible, as based on the current conversion ratio. This will be implemented as follows. Based on the number of common units a holder elects to receive, the conversion ratio of the equivalent number of Z Units will then be increased to 100% and those units will then be converted into common units on a one-for-one basis. The conversion ratio for the remaining units will be adjusted accordingly so that there is no overall change in the number of common units issued or issuable upon conversion of all the Z Units held by a holder, as based on the current conversion ratio.

As to those units for which a holder elects to have early conversion, the Compensation Committee set the date for the conversion of such units into common units to be December 31, 2009.

With respect to the Z Units that are converted into common units on December 31, 2009, those common units in turn can only be exchanged into Essex shares. The Essex shares issued upon such exchange will be subject to limitations as to when they can be sold or otherwise transferred. All holders that elect to have a portion of their Z Units converted into Essex shares are eligible for future increases in the conversion ratio of their remaining Z Units subject to meeting the performance conditions specified by the Compensation Committee.

In the future, holders of Z Units will be allowed to elect an early conversion once a year and the conversion will be based on the conversion ratio as of January 1 of the year of the election.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure set forth above under item 1.01, which disclosure describes certain compensatory arrangements of executive officers and other employees of the Company, is incorporated by reference under this item.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Essex Portfolio, L.P., as amended, dated December 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Essex Property Trust, Inc.

/s/ Michael T. Dance
Name:	Michael T. Dance
Title:	Exec. Vice President and Chief Financial Officer

Date:     December 30, 2009